Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined below) between and among Vuzix Corporation, a Delaware corporation having its place of business at 25 Hendrix Road, Suite A, West Henrietta, New York 14586 (“Vuzix”), Atomistic SAS, a simplified stock company formed under the laws of France with a place of business at 3 Boulevard de Belfort, 59000 Lille, France (the “Company”) and each of Jonathan Sachs (“JS”) and Jerry Woodall (“JW”) (each a “Founder” and together the “Founders”). Vuzix, the Company and each Founder are referred to herein individually as a “Party” and collectively as “Parties.”

The parties hereby agree as follows:

1.            Definitions.

1.1            Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement the following terms used in this Agreement will be construed to have the meanings set forth or referenced below:

(a)            “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)            “Atomistic UK” means Atomistic Ltd. (Company Number 13607578), a private limited company formed under the laws of England and Wales.

(c)            “Backplane” has the meaning ascribed to it in the License Agreement.

(d)            “Change of Control Transaction” means any of the following or combination of the following in one or a series of related transactions: (i) the sale, lease, transfer or other disposition of all or substantially all of Vuzix’s assets in one transaction or a series of related transactions; (ii) the merger or consolidation of Vuzix with or into another entity (except a merger or consolidation in which the holders of capital stock of Vuzix immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Vuzix or the surviving or acquiring entity); (iii) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of Vuzix’s securities), of Vuzix’s securities if, after such transfer, such Person or group of affiliated Persons would hold 50% or more of the outstanding voting stock of Vuzix (or the surviving or acquiring entity); provided, however, that a transaction shall not constitute a Change of Control Transaction if its sole purpose is to change the state of Vuzix’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held Vuzix’s securities immediately prior to such transaction.

(e)            “Code” means the Internal Revenue Code of 1986, as amended.

(f)            “Company Common Stock” means the ordinary stock, 0.01 € par value per share, of the Company.

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(g)            “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted, including with respect to the License Agreement.

(h)            “Effective Date” means May 12th, 2022, the date this Agreement was executed and became binding upon the Parties.

(i)            “Field” has the meaning ascribed to it in the License Agreement.

(j)            “Foundation Materials” means the following:

[**]

(k)            “Granted License” has the meaning ascribed to it in the License Agreement.

(l)            “Key Employee” means each Founder and any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(m)            “License Agreement” means that certain license agreement that was executed and became binding upon the Parties as of the Effective Date.

(n)            “uLED” means a micro light emitting diode developed in the Field by the Company.

(o)            “Milestone” means the occurrence of any of the following:

1.	[**]

2.	[**]

3.	[**]

4.	[**]

5.	[**]

6.	[**]

(p)            “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(q)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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(r)            “Series A Preferred Stock” means the series A preferred stock 0.01 € par value per share, of the Company.

8.

(s)            “Series B Preferred Stock” means the Series B1 Preferred Stock and Series B2 Preferred Stock.

(t)            “Series B1 Preferred Stock” means the series B1 preferred stock 0.01 € par value per share, of the Company.

(u)            “Series B2 Preferred Stock” means the series B2 preferred stock 0.01 € par value per share, of the Company.

(v)            “Shares” means the shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock.

(w)            “Shareholders’ Agreement” means that certain shareholders’ agreement, that was executed and became binding upon the Parties as of the Effective Date, in the form of Exhibit A attached to this Agreement.

(x)            “Transaction Agreements” means this Agreement, the Shareholders’ Agreement, the License Agreement, the Restated Certificate (as defined below) and any other agreements, instruments or documents entered into in connection with this Agreement.

(y)            “Vuzix Common Stock” means the common stock registered under the Securities Act, $0.001 par value per share, of Vuzix.

2.            Purchase and Sale of Series B Preferred Stock.

2.1            Sale of Series B Preferred Stock.

(a)            Foundation Sales and Purchase. Subject to the terms and conditions of this Agreement, following presentation to the Company’s Board of Directors (as defined in Section 6.4 below) of the Foundation Materials, on the eleventh (11th) month anniversary of the Effective Date:

1.	Vuzix will (A) pay $2,000,000 to [**] assigning to Vuzix 2,000 shares of Series B [**]; and (B) pay $500,000 [**] assigning to Vuzix 500 shares of Series B [**]

2.	Vuzix will (A) issue 368,000 shares of Vuzix Common Stock to [**] assigning to Vuzix 4,784 shares of Series B [**]; and (B) issue 92,000 shares of Vuzix Common Stock [**] assigning to Vuzix 1,196 shares of Series B [**] provided, however that:

a)	if the 10~~-~~day VWAP for Vuzix Common Stock immediately prior to the date such shares are issued is between $8 and $13 per share of Vuzix Common Stock, Vuzix will issue and/or pay [**] shares of Vuzix Common Stock (based on such 10-day VWAP for Vuzix Common Stock) and/or cash that total $4,784,000 [**] and $1,196,000 [**] such proportion of shares of Vuzix Common Stock and/or cash as determined by Vuzix in its sole discretion; and

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b)	if the 10-day VWAP for Vuzix Common Stock immediately prior to the date such shares are issued is less than $8 per share of Vuzix Common Stock, Vuzix will issue and/or pay the value of shares of Vuzix Common Stock that total 598,000 shares of Vuzix Common Stock multiplied by 10-day VWAP for Vuzix Common Stock at the time of issuance [**] 149,500 shares multiplied by 10-day VWAP for Vuzix Common Stock at the time of issuance [**] in such proportion of shares of Vuzix Common Stock and/or cash as determined by Vuzix in its sole discretion.

(b)            Milestone Sales and Purchases.

1.	Milestones. For each Milestone that, in Vuzix’s reasonable judgment, has been achieved Vuzix will (A) issue 172,000 shares of Vuzix Common Stock [**] assigning to Vuzix 2,236 shares of Series B [**] and (B) issue 43,000 shares of Vuzix Common Stock [**] assigning to Vuzix 559 shares of Series B [**] provided, however that:

a)	if the 10-day VWAP for Vuzix Common Stock immediately prior to the date such shares are issued is between $8 and $13 per share of Vuzix Common Stock, Vuzix will issue and/or pay [**] shares of Vuzix Common Stock (based on such 10-day VWAP for Vuzix Common Stock) and/or cash that total $2,236,000 [**] and $559,000 [**] in such proportion of shares of Vuzix Common Stock and/or cash as determined by Vuzix in its sole discretion.

b)	if the 10-day VWAP for Vuzix Common Stock immediately prior to the date such shares are issued is less than $8 per share of Vuzix Common Stock, Vuzix will issue and/or pay the value of shares of Vuzix Common Stock that total 279,500 shares of Vuzix Common Stock multiplied by 10-day VWAP for Vuzix Common Stock at the time of issuance [**] and 69,875 shares multiplied by 10-day VWAP for Vuzix Common Stock at the time of issuance [**] in such proportion of shares of Vuzix Common Stock and/or cash as determined by Vuzix in its sole discretion.

Each issuance or payment by Vuzix and the corresponding transfer of shares [**] under this Section 2.1(b)(1) shall be referred to as a “Milestone Closing”

2.	Conditions of Milestone Closings.

a)	A Milestone Closing may only occur after the eleventh (11th) month anniversary of the Effective Date.

b)	A Milestone Closing with respect to a Milestone only occurs once upon the first achievement and acceptance of such Milestone.

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c)	The order of each Milestone Closing is at the sole discretion of the Company and may occur at any time and in any sequence independent of the order enumerated in Section 1(o).

d)	Vuzix may at any time in its sole discretion elect to accelerate any Milestone Closing by waiving all requirements for the achievement any remaining Milestone.

(c)            Delivery of Certificates.

1.	As a requirement for the completion of each purchase and sale of shares of Series B Preferred Stock in Section 2.1(a) and Section 2.1(b), [**] a share transfer form (ordre de mouvement) duly completed in favor of Vuzix and a Cerfa tax form no.2759 for registration purposes with the relevant French tax authorities, and the Company will deliver to Vuzix a copy of the updated share transfer register (registre de mouvements de titres) and individual shareholders accounts (comptes individuels d’associés) providing for the transfer of ownership in the shares of Series B Preferred Stock being purchased by Vuzix [**]

2.	For each purchase and sale of shares of Series B Preferred Stock in Section 2.1(a) and Section 2.1(b) Vuzix will deliver [**] certificates representing that number of shares of Vuzix Common Stock issued hereunder.

2.2            Additional Consideration.

(a)            “Valuation Milestone” shall mean and be achieved if:

1.	within five (5) years after the Effective Date, Vuzix either (i) engages in a Change of Control Transaction for an implied equity value of at least US $3,500,000,000 or (ii) attains a market capitalization for its publicly traded Vuzix Common Stock of at least US $3,500,000,000 (based on a trailing 10-day VWAP); and

2.	a US based investment banker mutually agreeable to Vuzix and [**], in connection with such transaction determines that at least fifty percent (50%) of such implied equity value or market capitalization is directly attributable to the technology developed by the Company.

(b)            If the Valuation Milestone is achieved prior to the Granted License terminating or the License Agreement terminating or after Vuzix owns at least 25,250,000 shares of Company Common Stock according to the terms in the Restated Certificate, then:

1.	Vuzix will issue or pay [**] as applicable

a)	on closing of the Change of Control Transaction contemplated by Section 2.2(a)(1)(i) (and subject to the requirement in Section 2.2(a)(2)) either (i) 15% of the number of shares of Vuzix Common Stock issued [**] under Section 2.1 subject to adjustment in Section 2.2(b)(2) or (ii) the cash equivalent represented by such additional shares contemplated by 2.2(b)(1)(a), in each case in exchange for (A) [**] assigning to Vuzix 3,030 shares of Series B [**]; and (B) [**] assigning to Vuzix 758 shares of Series B [**] or

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b)	within 10 business days in the event contemplated by Section 2.2(a)(1)(ii) (and subject to the requirement in Section 2.2(a)(2)), 15% of the number of shares of Vuzix Common Stock issued [**] under Section 2.1, subject to adjustment in Section 2.2(b)(2), in exchange for (A) [**] assigning to Vuzix 3,030 shares of Series B [**]; and (B) [**] assigning to Vuzix 758 shares of Series B [**]

2.	If any cash was paid according to Section 2.1 by Vuzix [**], then the number of shares of Vuzix Common Stock issued according to Section 2.1 as used in the calculation for Section 2.2(b)(1) shall be increased by an implied number of shares determined by dividing the amount of cash paid by Vuzix [**] on any date by either (a) if the the 10-day VWAP for Vuzix Common Stock used in Section 2.1 was between $8 and $13, then the smaller of such amount per share of Vuzix Common Stock or the 10-day VWAP for Vuzix Common Stock immediately prior to the occurrence or acceleration of the Milestone Event or (b) if the 10-day VWAP for Vuzix Common Stock used in Section 2.1 was less than $8 per share, then the smaller of $8 per share of Vuzix Common Stock or the 10-day VWAP for Vuzix Common Stock immediately prior to the occurrence or acceleration of the Milestone Event.

(c)            Delivery of Certificates.

1.	For the purchase and sale of shares Series B Preferred Stock in Section 2.2(b) [**] a share transfer form (ordre de mouvement) duly completed in favor of Vuzix and a Cerfa tax form no.2759 for registration purposes with the relevant French tax authorities, and the Company will deliver to Vuzix a copy of the updated share transfer register (registre de mouvements de titres) and individual shareholders accounts (comptes individuels d’associés) providing for the transfer of ownership in the Series B Preferred Stock being purchased by Vuzix [**]

2.	For the purchase and sale of Series B Preferred Stock in Section 2.2(b) Vuzix will deliver [**] certificates representing that number of shares of Vuzix Common Stock issued hereunder.

(d)            Acceleration. Provided Vuzix owns at least 25,250,000 shares of Company Common Stock then it may at any time thereafter, in its sole discretion, elect to accelerate the Valuation Milestone contemplated by Section 2.2(a) by waiving all requirements for the achievement of the Valuation Milestone and issuing the shares of Vuzix Common Stock contemplated by Section 2.2(b).

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(e)            No Multiple Issuances or Payments. The Valuation Milestone may only be achieved once for purposes of the issuance of shares contemplated by Section 2.2(b) and once the share issuance or payment by Vuzix contemplated by Section 2.2(b) has been made [**] will have no further rights under this Section 2.2.

2.3            Vuzix Stock Split Adjustment. If Vuzix shall at any time effect a recapitalization, reclassification, stock split or other similar transaction such that each share of Vuzix Common Stock shall be changed into a larger or smaller number of shares then upon the effective date thereof, the number of shares of Vuzix Common Stock [**] per Section 2.1 or Section 2.2 [**] shall be increased or decreased in direct proportion to the increase or decrease in the number of shares of Vuzix Common Stock by reason of such recapitalization, reclassification or similar transaction, and the $13 and $8 figures stated in Section 2.1 or Section 2.2 shall be proportionally increased or decreased.

2.4            [**] prior to the achievement of a Milestone [**] will be entitled to receive any consideration due hereunder upon achievement of such a milestone, even if the milestone is achieved by Vuzix [**]

3.            Representations and Warranties of the Company. The Company hereby represents and warrants to Vuzix on the Effective Date and as of the date of each Milestone Closing the following matters set forth in this Section 3: Except for Sections 3.2, 3.3, 3.4, 3.5, 3.8(a), 3.11 and 3.17 all references to Company in this Section 3 shall be deemed to include Atomistic UK.

3.1            Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in where it is required to so qualify.

3.2            Capitalization. The share capital of the Company consists, immediately prior to the Effective Date, of:

1.	29,038 shares of Company Common Stock were issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

2.	[**] Series B1 Preferred Stock were issued and outstanding. The rights, privileges and preferences of the Series B1 Preferred Stock are as stated in the Restated Certificate.

3.	[**] Series B2 Preferred Stock were issued and outstanding. The rights, privileges and preferences of the Series B2 Preferred Stock are as stated in the Restated Certificate.

(b)            None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Shareholders’ Agreement or Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

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3.3            Subsidiaries. Other than any subsidiary which is wholly-owned by the Company, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

3.4      Authorization•      . All corporate action required to be taken by the Company’s Board of Directors (as defined in Section 6.4 below) and stockholders in order to authorize the Company to enter into the Transaction Agreements at the Effective Date has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Effective Date has been taken prior to or on the Effective Date. The Transaction Agreements, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5            Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a purchaser. The Shares will be issued in compliance with all applicable laws. The Company Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a purchaser. The Company Common Stock issuable upon conversion of the shares of Series A Preferred Stock will be issued in compliance with all applicable laws.

3.6            Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

3.7            Litigation. As of the Effective Date there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements. As of the Effective Date neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees) such as would affect the Company. As of the Effective Date there is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

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3.8            Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Restated Certificate, (b) of any instrument, judgment, order, writ or decree, under any note, indenture or mortgage, or (c) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of applicable law. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

3.9            Agreements; Actions.

(a)            Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involves the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company in the Field.

(b)            The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock other than the Series B1 Preferred Stock.

(c)            The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)            The Company has not engaged in the past twelve (12) months in any discussion with any representative of any Person, other than Vuzix, regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

3.10            Certain Transactions.

(a)            Other than agreements regarding payment for services on reasonable arms-length terms, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)            The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee payroll and benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, and licensees, (ii) direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company other than the Transaction Documents.

(c)            [**]

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3.11            Rights of Registration and Voting Rights. Except as contemplated in the Shareholders’ Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.12            Property. The Company Intellectual Property in the Field that the Company owns is free and clear of all mortgages, deeds of trust or French trust (“fiducie”), liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

3.13            Employee Matters.

(a)            None of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)            The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable employment law, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)            To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing.

3.14            Tax Returns and Payments. There are no taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid taxes of the Company which are due, whether or not assessed or disputed. The Company has duly and timely filed all tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.15            Employee Agreements. Each Key Employee of the Company has executed or will execute an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Vuzix (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions in the Field pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed or will execute an agreement to not compete in the Field. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 3.15.

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3.16            Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a material adverse effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.17            Corporate Documents. The Restated Certificate of the Company is in the form provided to Vuzix. The minute books of the Company contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.18            Disclosure. The Company has made available to Vuzix all the information reasonably available to the Company that Vuzix has requested for deciding whether to acquire the Shares. No representation or warranty of the Company contained in this Agreement and no certificate furnished or to be furnished to Vuzix at the Effective Date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.            Representations and Warranties of Founders. Each of the Founders, severally and not jointly, represents and warrants to Vuzix on the Effective Date and as of the date on which they are being issued Vuzix Common Stock under this Agreement as follows:

4.1            Conflicting Agreements. Such Founder is not, as a result of the nature of the business now conducted or presently proposed to be conducted by the Company or for any other reason, in violation of (a) any fiduciary or confidential relationship, (b) any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition in the Field, or (c) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on the Founder and relating to or affecting the right of such Founder to be employed by or serve as a director or consultant to the Company. No such relationship, term, contract, agreement, judgment, decree or order conflicts with such Founder’s obligations to use his or her best efforts to promote the interests of the Company nor does the execution and delivery of this Agreement, nor such Founder’s carrying on the Company’s business as a director, officer, consultant or Key Employee of the Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

4.2            Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or, to such Founder’s knowledge, threatened against such Founder, and, to such Founder’s knowledge, there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.

4.3            Stockholder Agreements. Except as contemplated by or disclosed in the Transaction Agreements, such Founder is not a party to and has no knowledge of any agreements, written or oral, relating to the acquisition, disposition or voting of the securities of the Company.

4.4            Assignment of Intellectual Property. Each Founder has assigned to the Company works or inventions in the Field.

4.5            Prior Legal Matters. Such Founder has not been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

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4.6            [**]

4.7            [**]

4.8            Foreign Investors. If a Founder is not a United States person (as defined by Section 7701(a)(30) of the Code), it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Vuzix Common Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the sale of Shares of Vuzix Common Stock, (ii) any foreign exchange restrictions applicable to such sale, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the sale, holding, redemption, sale, or transfer of the Vuzix Common Stock. The Founder’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Founder’s jurisdiction.

4.9            No General Solicitation. Neither the Founder, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

5.            Representations and Warranties of Vuzix. Vuzix hereby represents and warrants to the Company and the Founders that:

5.1            Authorization. Vuzix has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which Vuzix is a party, when executed and delivered by Vuzix, will constitute valid and legally binding obligations of Vuzix, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2            Purchase Entirely for Own Account. This Agreement is made with the Company in reliance upon Vuzix’s representation to the Company, which by Vuzix’s execution of this Agreement, Vuzix hereby confirms, that the Shares to be acquired by Vuzix will be acquired for investment for Vuzix’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Vuzix has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Vuzix further represents that Vuzix does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Vuzix has not been formed for the specific purpose of acquiring the Shares.

5.3            Disclosure of Information. Vuzix has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of Vuzix to rely thereon.

Page 12 of 20.

5.4            Restricted Securities. Vuzix understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Vuzix’s representations as expressed herein. Vuzix understands that the Shares are restricted securities under applicable U.S. federal and state securities laws and that, pursuant to these laws, Vuzix must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Vuzix acknowledges that the Company has no obligation to register or qualify the Shares, or the Company Common Stock into which it may be converted, for resale. Vuzix further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Vuzix’s control, and which the Company is under no obligation and may not be able to satisfy.

5.5            No Public Market. Vuzix understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

5.6            Legends. Vuzix understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(a)            “The shares represented hereby have not been registered under the securities act of 1933, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such transfer may be effected without an effective registration statement related thereto or an opinion of counsel in a form satisfactory to the company that such registration is not required under the securities act of 1933.”

(b)            Any legend set forth in, or required by, the other Transaction Agreements.

(c)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

6.            Conditions to Vuzix’s Obligations at the Effective Date. The obligations of Vuzix to purchase Series B Preferred Stock on the eleventh (11th) month anniversary of the Effective Date is subject to the fulfillment, on or before the Effective Date, of each of the following conditions, unless otherwise waived:

6.1            Representations and Warranties. The representations and warranties of the Company contained in Section 3 and the representations and warranties of the Founders in Section 4 will be true and correct in all respects as of the Effective Date.

6.2            Performance. The Company and the Founders will have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with on or before the Effective Date.

6.3            Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement will be obtained and effective as of the Effective Date.

Page 13 of 20.

6.4            Board of Directors. As of the Effective Date, the authorized size of the Board of Directors of the Company will be two (2) directors, with a one director nominated by a majority of the holders of the Company Common Stock and the other director nominated by Vuzix (the “Board of Directors”). The voting rights for each director are as stipulated in the Shareholders’ Agreement.

6.5            Shareholders’ Agreement. The Company, Vuzix and the Founders will have executed and delivered the Shareholders’ Agreement.

6.6            Restated Certificate. The Company will have filed amended by-laws (the “Restated Certificate”) with the Registry of Trade and Companies of Lille Métropole on or prior to the Effective Date, which will be in full force and effect as of the Effective Date.

6.7            President’s Certificate. The President of the Company will have delivered to Vuzix at the Effective Date a certificate certifying (i) the Restated Certificate of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements, and (iii) resolutions of the stockholder of the Company approving the Restated Certificate.

6.8            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Effective Date and all documents incident thereto will be reasonably satisfactory in form and substance to Vuzix, and Vuzix (or its counsel) will have received all such counterpart originals and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

7.            Miscellaneous.

7.1            Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, the Founders and Vuzix contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Effective Date and will in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Vuzix, the Founders or the Company.

7.2            Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3            Notices. All notices required or permitted hereunder will be given in writing to the following addresses and will be deemed given (a) when received if sent by an internationally recognized express courier service, or (b) on the date sent by email if sent during normal business hours of the recipient or on the next business day if sent outside of normal business hours of the recipient:

To the Company:                 Atomistic SAS

3 Boulevard de Belfort

59000 Lille

France

Attn: Jonathan Sachs

Email: [**]

Page 14 of 20.

To The Founders:                Jonathan Sachs

[**]

Jerry Woodall

[**]

To Vuzix:                               Vuzix Corporation

25 Hendrix Road

West Henrietta, New York 14586

Attn: Legal Department

Email: legal@vuzix.com

Copy to:                                 Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, NY 14604

Attn: Thomas R. Anderson

Email: tanderson@hselaw.com

7.4            Captions and Section References. The titles, headings or captions in this Agreement do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore will not be considered in the interpretations, construction or application of this Agreement.

7.5            Severability. If any term or provision of this Agreement will be found to be invalid, illegal or otherwise unenforceable, such finding will not affect the other terms or provisions of this Agreement, or the whole of this Agreement, but such term or provision will be deemed modified to the extent necessary to render such term or provision enforceable, and the rights and obligations of the Parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties set forth in this Agreement.

7.6            Amendment. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement will be effective unless made in a writing that expressly references this Agreement and is signed on behalf of the Parties hereto by their duly authorized representatives.

7.7            Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such or other term, provision or condition of this Agreement.

7.8            Force Majeure. No Party will be liable hereunder to any other Party nor will be in breach for failure to perform its obligations caused by circumstances beyond the control of any Party, including, but not limited to: acts of nature; fires; earthquakes; floods; riots; wars; civil disturbances; sabotage; accidents; shortages or government actions. In the case of any such event, the affected Party will promptly notify the other Parties, and will keep the other Parties informed of the event in writing specifying the extent to which its performance will likely be affected. The Party affected will exert reasonable diligent efforts to eliminate, cure or overcome any such cause and resume performance as soon as practicable.

7.9            Benefits and Binding Nature of Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns permitted under this Agreement.

Page 15 of 20.

7.10            Assignment; Change in Control. The rights under this Agreement may not be assigned by any Party (the “Assigning Party”) without the written consent of the other Parties except (a) to any Affiliate of the Assigning Party, (b) to any Person which acquires substantially all of the assets and business of Vuzix [**] or any successor Person who holds such Shares provided such Person signs a deed of adherence to the Shareholders’ Agreement.

7.11            Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes and terminates all previous agreements, memoranda or letters of proposal or intent between the Parties hereto in connection with the subject matter hereof entered into prior to the Effective Date.

7.12            Governing Law and Forum. This Agreement and all claims related to it, its execution or the performance of the Parties under it, will be construed and governed in all respects according to the laws of the State of New York. The Parties agree that all actions or proceedings arising in connection with this Agreement will be tried and litigated exclusively in the courts located in the Western District of New York. This choice of venue is intended by the Parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the Parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section 7.12. Each Party consents to the jurisdiction of such courts and waives any right it may have to challenge the jurisdiction of such court under the law of any jurisdiction, including asserting the doctrine of forum non-conveniens or similar doctrine under any law, or to object to venue with respect to any proceeding brought in accordance with this Section 7.12 on any grounds or any law.

7.13            Dispute Resolution. If any dispute arises between the Parties with respect to the interpretation or breach of this Agreement, a Party may notify another Party of the dispute in writing and the Parties will attempt to resolve the dispute through discussions between the competent respective officers or the Founders as the case may be. If such individuals are unable to resolve the dispute within thirty (30) days after the date written notice of the dispute is delivered, a Party may seek such other remedy, at law or in equity, as it may deem necessary or appropriate.

7.14            Counterparts. This Agreement may be executed in counterparts and signed electronically by means of a reliable identification process implemented by DocuSign® (www.docusign.com). For purposes hereof, a facsimile or scanned copy of this Agreement, including the signature page hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties will deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

7.15            Limitations. Except for fraud or intentional misrepresentation, (a) the aggregate liability of the Company under this Agreement to Vuzix shall be limited to the amount received by the Company under the License Agreement and [**] shall be limited to the return of any Vuzix Common Stock or other consideration received [**]

Page 16 of 20.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Atomistic SAS

By:	/s/ Jonathan Sachs

Name: Jonathan Sachs

Title: President

/s/ Jonathan Sachs
Jonathan Sachs

/s/ Jerry Woodall
Jerry Woodall

Vuzix Corporation

By:	/s/ Paul Travers

Name: Paul Travers

Title: President & CEO

Page 17 of 20.

EXHIBIT A

Shareholders’ Agreement

Page 18 of 20.